Exhibit 10.2

AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT, dated effective January 31, 2013, is to that certain Change of Control Agreement (Agreement) dated effective January 6, 2004, by and between _____________ (Executive) and Aetrium Incorporated (Company), as amended by Amendments to Change of Control Agreement dated effective January 7, 2008.

CONSISTENT with the Settlement Agreement and Mutual Release dated January 31, 2013 by and among the Company, the directors of the Company referenced therein as the Incumbent Directors and a group referenced therein as the Concerned Aetrium Shareholders (“Settlement”) and in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree that the Agreement is amended by:

Revising Section 1.3(e) to read as follows:

e) The “continuity directors” cease for any reason to constitute at least a majority of the Board of Directors of the Company (Board). A “continuity director” is each member of the Board on the date hereof, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination); provided that no CAS Director (as defined in the Settlement) will become a continuity director by reason of his appointment as a director pursuant to paragraph 1(b)(ii) of the Settlement or the agreement of the Incumbent Directors to the Settlement.

IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first above written.

Aetrium Incorporated

By:
Its Chief Executive Officer	Executive